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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /x/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            Scios Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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SCIOS INC. NEWS RELEASE

CONTACTS:
Wendy Carhart
Scios Inc.
408/616-8325
or
Daniel H. Burch
212/929-5748
Stanley J. Kay
212/929-5940
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

              SCIOS BOARD TO OPPOSE PROXY CONTEST BY RANDAL J. KIRK SCHEDULES EARLY YEAR 2000 ANNUAL MEETING TO PROMPTLY RESOLVE CONFLICT

SUNNYVALE, CA, December 8, 1999 - Scios Inc. (NASDAQ: SCIO) announced today that its Board of Directors has unanimously determined to oppose the attempt by Randal J. Kirk of Radford, Virginia to elect himself and his slate of seven hand-picked nominees to the Scios Board at the Company's Year 2000 annual meeting.

The Company also announced that in order to promptly resolve this conflict, the Board has moved the Year 2000 annual meeting date forward to February 28, 2000 from its typical May time period.

Donald B. Rice, Chairman of the Board, and Richard B. Brewer, President and Chief Executive Officer of Scios stated, "We strongly believe Mr. Kirk's actions are not in the best interests of the Company and its stockholders, particularly in light of the significant restructuring plan already undertaken over the last nine months by the Scios Board and new management team. The Company will not be distracted by Mr. Kirk from pursuing to completion the additional Natrecor Phase III clinical trial and our new business plan for Scios. We will vigorously oppose Mr. Kirk's attempt to seize control of the Company."

                                -- more --

The Company is sending a letter to all stockholders detailing the circumstances behind Mr. Kirk's proposed contest and the Board's opposition to it. As previously announced, Mr. Kirk sent the Company a notice of his intention to nominate a slate of eight candidates on December 2, 1999. A complete copy of the Scios stockholder letter follows.

SCIOS INC. Scios is a biopharmaceutical company engaged in the discovery, development, and commercialization of novel human therapeutics. Scios has commercial or research and development relationships with Chiron Corporation, The DuPont Pharmaceuticals Company, Eli Lilly and Company, GenVec Inc., Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S of Denmark. Scios' Psychiatric Sales and Marketing Division successfully markets seven psychiatric products, including co-promotion arrangements with Janssen Pharmaceutica's Risperdal-Registered Trademark-(risperidone) and SmithKline Beecham's Paxil-Registered Trademark- (paroxetine hydrochloride). Additional information on Scios is available at its web site located at www.sciosinc.com and in the Company's various filings with the Securities and Exchange Commission.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, and include the risk of timely and successful completion of the current clinical trial for Natrecor and achieving approval of Natrecor, the risks associated with development and commercialization of the Company's other products and the risks associated with the other strategies comprising the Company's new business plan, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1998 and subsequent reports on Form 10-Q.
                                                  # # #


The letter is reprinted on the following four pages.


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                               SCIOS LETTERHEAD
                                                                December 8, 1999

Dear Stockholder:

         We are writing to inform you that Randal J. Kirk of Radford, Virginia intends to commence a proxy contest to seize control of your Company. Mr. Kirk has notified Scios that he will seek your vote to elect himself and his slate of seven hand-picked candidates to the Scios Board at the Year 2000 annual meeting.

         We strongly believe Mr. Kirk's actions are not in the best interests of the Company and all its stockholders, particularly in light of the significant restructuring plan already undertaken over the last nine months by the Scios Board and management. The Board is unanimously committed to aggressively pursuing to completion the additional Natrecor Phase III clinical trial and our new business plan for Scios. We will vigorously oppose Mr. Kirk's attempt to gain control of your Company.

         It is important that you know the facts concerning Mr. Kirk's approach last summer and his proposal that Scios buy Lotus Biochemical, one of his privately held companies. We believe that Scios' rejection of the proposal as described below directly led to Mr. Kirk's current attempt to replace your Board of Directors.

1. In June and July of 1999, Mr. Kirk accumulated 2,000,000 shares, or 5.3% of Scios' outstanding stock at an average cost of $4.15 per share. Mr. Kirk's 13D filing on July 29 with the SEC disclosed his purchases and stated his reasons for investing in Scios. Mr. Kirk's filing indicated an interest in developing business opportunities between a private company he controls and Scios.

2. Shortly after filing, Mr. Kirk requested a meeting with Scios management to present privately his proposal that Scios buy his company, Lotus Biochemical.

3. Scios management gave Mr. Kirk and five of his representatives the opportunity to present Lotus' business plan and operations on August 13, 1999.

4. At this meeting Mr. Kirk proposed that Scios buy Lotus Biochemical in an exchange of shares. This transaction was designed to give Kirk and his co-investors approximately 17% of Scios in addition to the 5.3% Kirk currently controls. Kirk clearly wanted a quick deal for himself without any vote by Scios stockholders on a transaction that would greatly increase his ownership of Scios.

5. During September and early October, Scios management reviewed Lotus and its business, specifically its preclinical endocrine hormone development project and its three older generic products. Following this review, Scios' President and Chief Executive Officer, Mr. Richard B. Brewer, informed Mr. Kirk on October 14 that Scios was not interested in a merger with Lotus but that it would consider whether one of Lotus' products would fit within the framework for new marketing opportunities for Scios' Psychiatric Sales and Marketing Division.

6. Two weeks after receiving Scios' rejection, Mr. Kirk decided to formally withdraw his Lotus proposal. In his withdrawal letter to Richard Brewer dated October 27 and in a different letter on the same date to all non-management Scios directors, Mr. Kirk suddenly changed his tactics and started to openly criticize management. He failed to tell the public about his change of intent until he filed an amended 13D with the SEC one month later.

7. On November 2, the Board advised Mr. Kirk that it actively supported management's actions to transform Scios into a better performing company. The Board also responded to Mr. Kirk by indicating that the directors intended to discuss the Lotus proposal at an upcoming board meeting and invited Kirk to provide any information he felt useful for the Board to consider. Kirk did not respond to this invitation.

8. On November 9, the Board did review Scios management's analysis of Lotus and its products with Mr. Brewer. The Board agreed with management's conclusions that Kirk's Lotus proposal should not be further pursued.

9. Later in November, Scios became aware that Kirk was probably planning an actual proxy contest. Then on December 3, Mr. Kirk announced his contest to replace the entire Scios Board of Directors.

10. In Mr. Kirk's public filing he claimed to want his new Board, if elected, to evaluate management and claimed that he currently did not have any interest in developing business opportunities, even if his nominees were elected. In his amended 13D, he failed to discuss the specifics of his past Lotus proposal but simply noted that any proposals previously made to Scios had been withdrawn.

11. At a special meeting of the Scios Board of Directors on December 5, the Board decided to oppose Mr. Kirk's attempt to seize control of Scios through a proxy contest.

         We are disappointed that Mr. Kirk has chosen to start a costly and disruptive proxy contest. We think you should seriously question his motives in light of his failed attempt to get Scios to buy Lotus Biochemical.

         We recognize fully that Scios and its stockholders suffered a serious setback in April, when the FDA issued its non-approval letter for Natrecor. We are nevertheless convinced that it is in the best interest of all Scios stockholders that your Company continue implementing the new business plan developed by the Scios management team under the leadership of its new President and Chief Executive Officer, Richard Brewer, and its new Chief Financial Officer, David Gryska.

         The restructuring plan and new business focus have resulted in a number of significant accomplishments during 1999, including:

- Management's completion of the restructuring, first announced on March 1, 1999, which will save Scios approximately $14 million annually. This plan included a 30% employee reduction, the closing of Scios' protein manufacturing facility, the sale of its Mountain View campus and other property for $21 million, and a consolidation into less expensive facilities in Sunnyvale, California.

- The accelerated development of our p38-Kinase Inhibitor program, with a target of starting Phase I clinical trials by the second half of 2000, the December 1 completion of a $25 million licensing agreement on Fiblast with Chiron Corporation and the elimination of an early stage product development program.

-        The careful design and rapid initiation, in concert with leading U.S.
         heart failure specialists, of a new Phase III clinical trial for Natrecor that directly addresses the issues raised by FDA in April. Patients are currently being enrolled and Scios' team is actively training additional clinical sites across the nation.

- Management's recruitment of Dr. James B. Young, Head, Section of Heart Failure and Cardiac Transplant Medicine at the Cleveland Clinic Foundation, to chair a distinguished panel of outside experts serving on a Steering Committee that is now managing with Scios the new Natrecor clinical trial.

         The Board strongly supports the initiatives of the Scios management team. At this important juncture in the Company's transformation, it is vital that management and employees remain focused on accomplishing its business objectives. Therefore, promptly resolving this proxy contest is in the paramount interest of Scios shareholders. Accordingly, the Board has decided to move the Annual Meeting from the typical May time period to February 28, 2000. We have also established January 11, 2000 as the record date for voting.

We are not asking to you take any action at this time regarding Mr. Kirk's proxy contest. We will keep you informed on a timely basis. In the meantime, if you have any questions, please call our investor relations department at
(408) 616-8325 or call Mackenzie Partners, Inc., which is assisting Scios in this matter, at (800) 322- 2885 Toll-Free or at (212) 929-5500 Collect.

                       On Behalf of the Board of Directors

                                   Sincerely,

                       /s/ Donald B. Rice          /s/ Richard B. Brewer

                       Donald B. Rice              Richard B. Brewer
                       Chairman of the Board       President and
                                                       Chief Executive Officer

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS


The following individuals, all of whom are directors of Scios Inc., may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Donald B. Rice, Ph.D. (Chairman of the Board of the Company; President and Chief Executive Officer of Urogenesys, Inc.); Richard B. Brewer (Chief Executive Officer and President of the Company); Samuel H. Armacost (Chairman, SRI International); Myron Du Bain (Chairman and Chief Executive Officer (Retired), Fireman's Fund Corporation); Charles A. Sanders, M.D. (Chairman and Chief Executive Officer (Retired), Glaxo Inc.); Solomon H. Snyder, M.D. (Director, Department of Neuroscience, and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry, The Johns Hopkins University); Burton E. Sobel, M.D. (E.L. Amidon Professor and Chair, Department of Medicine, The University of Vermont College of Medicine); and Eugene L. Step (Executive Vice President, President of the Pharmaceutical Division (Retired), Eli Lilly and Company). The following executives of the Company may also be deemed participants: Thomas L.Feldman (Vice President of Commercial Operations); Elliott B. Grossbard, M.D. (Senior Vice President of Development); David W. Gryska (Vice President of Finance and Chief Financial Officer); John A. Lewicki, Ph.D. (Vice President of Research); John H. Newman (Senior Vice President, General Counsel & Secretary); George F. Schreiner, M.D., Ph.D. (Vice President, Cardiorenal Research) and Wendy Carhart (Senior Manager of Investor Relations).

In the aggregate, these individuals beneficially own 1,622,257 shares of the Company's Common Stock, including 1,267,332 shares subject to stock options exercisable within 60 days of December 6, 1999. None of these individuals beneficially owns more than 1% of the Company's Common Stock. In addition to customary cash compensation payable to non-employee directors, under the Company's Equity Incentive Plan each non-employee director receives an automatic grant of a stock option to acquire 10,000 shares of the Company's Common Stock at each annual meeting where the director is elected to the Company's Board of Directors. Mr. Brewer's employment agreement with the Company provides for, among other things, severance payments to Mr. Brewer in the event of termination of his employment "without cause" or "for good reason."